Exhibit 99.1

Popular Reports Adverse Arbitration Award in FDIC Dispute

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--December 14, 2016--As previously disclosed, the commercial loss sharing agreement between Banco Popular de Puerto Rico (“BPPR”) and the Federal Deposit Insurance Corporation as a receiver of Westernbank (the “FDIC”), provides that any disputes arising from such agreement are to be submitted to arbitration before a review board. Popular, Inc. (NASDAQ:BPOP) announced today that the review board hearing one of the claims submitted by BPPR issued an arbitration award denying BPPR’s request for damages of approximately $88.5 million plus interest in connection with the FDIC’s refusal to concur in certain of BPPR’s proposed portfolio sales under the commercial loss shared agreement. As a result, for the quarter ended December 31, 2016, Popular expects to recognize a pre-tax charge of approximately $115 million related to unreimbursed losses considered in the arbitration, the related adjustment to the true-up obligation owed to the FDIC at the end of the loss-share agreements in 2020 and recoveries previously incorporated in the net damages claimed in the arbitration.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, said: “We believe today, as we did when we first decided to pursue this claim, that it was in the best interest of our shareholders to assert our rights under our loss sharing arrangement with the FDIC by going forward with these bulk sales and seeking reimbursement for the resulting losses. We are obviously disappointed that a majority of the review board felt otherwise, but we will move on.”

About Popular, Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. Popular provides retail, mortgage and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey and Florida under the name of Popular Community Bank.

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
Or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)